Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

BP p.l.c.

BP Capital Markets America Inc.

BP Capital Markets p.l.c.

(Exact Name of Registrants as Specified in Their Charters)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt Securities	Guaranteed Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of Debt Securities	Other (3)	(1)	(1)	(1)	(2)	(2)

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An unspecified aggregate initial offering price or number of the securities is being registered and may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrants are deferring payment of all of the registration fee. In connection with the securities offered hereby, the Registrants will pay registration fees on a pay-as-you-go basis in accordance with with Rule 456(b). The Registrants will calculate the registration fee applicable to an offer of securities pursuant to the registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.